UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TONIX PHARMACEUTICALS HOLDING CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TONIX PHARMACEUTICALS HOLDING CORP.

509 Madison Avenue, Suite 306

New York, New York 10022

Telephone: (212) 980-9155

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 8, 2018

This proxy statement supplement, dated May 29, 2018 (the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of the Board of Directors of Tonix Pharmaceuticals Holding Corp. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 19, 2018 relating to the annual meeting of stockholders of the Company to be held on June 8, 2018 at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP at 1251 Avenue of the Americas, New York, New York 10020. The purpose of this Supplement is to revise information with respect to the number of meetings of each of the Board of Directors, the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors held during 2017, and director attendance at such meetings. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this supplement differs from information disclosed in the proxy statement, the information in this Supplement applies.

The Company determined during a review of its corporate records that seven meetings of the Board of Directors, eight meetings of the Audit Committee, six meetings of the Compensation Committee and four meetings of Nominating and Governance Committee were held during 2017, and that language in the Proxy Statement regarding the attendance of one of the members of the Board of Directors at these meetings was ambiguous. The Company is filing this Supplement to revise the section in the Proxy Statement titled “Meetings and Committees of the Board” as reflected below.

As Originally Disclosed:

Meetings and Committees of the Board

During the fiscal year ended December 31, 2017, the Board held five meetings, the Audit Committee held three meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held three meetings. The Board and Board committees also approved certain actions by unanimous written consent.

Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board (held during the period for which such directors served on the Board). Except for Patrick Grace, who did not attend one Audit Committee meeting and one Nominating and Governance Committee meeting, each of the directors attended at least 75% of the total number of meetings of all committees of our Board on which the director served (during the periods for which the director served on such committee or committees). Dr. Lederman was the only member of the Board who attended last year’s annual meeting of stockholders. The Company does not have a formal policy requiring members of the Board to attend our annual meetings.

As Revised:

Meetings and Committees of the Board

During the fiscal year ended December 31, 2017, the Board held ~~five~~ seven meetings, the Audit Committee held ~~three~~ eight meetings, the Compensation Committee held ~~five~~ six meetings and the Nominating and Corporate Governance Committee held ~~three~~ four meetings. The Board and Board committees also approved certain actions by unanimous written consent.

Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board (held during the period for which such directors served on the Board). ~~Except for Patrick Grace, who did not attend one Audit Committee meeting and one Nominating and Governance Committee meeting,~~ Each of the directors attended at least 75% of the total number of meetings of all committees of our Board on which the director served (during the periods for which the director served on such committee or committees). Dr. Lederman was the only member of the Board who attended last year’s annual meeting of stockholders. The Company does not have a formal policy requiring members of the Board to attend our annual meetings.

The Proxy Statement, together with this Supplement, have been filed with the Securities and Exchange Commission and are also available for viewing on the Company’s website at http://viewproxy.com/tonixpharma/2018/). The Company will furnish a copy of the Supplement to any stockholder by mail upon written or verbal request to the Company at Tonix Pharmaceuticals Holdings Corp., 509 Madison Avenue, Suite 306, New York, NY 10022, Attn: Investor Relations, or at investor.relations@tonixpharma.com.

Stockholders who have already submitted proxies for this meeting may revoke them, or if they wish to change their vote they may do so by (i) filling out the electronic proxy card at www.aalvote.com/TNXP, (ii) calling the toll-free number for telephone voting that can be found on your proxy card (866-804-9616), (iii) requesting a new proxy card from the Company at Tonix Pharmaceuticals Holding Corp., 509 Madison Avenue, Suite 306, New York, NY 10022, Attn: Investor Relations, or at investor.relations@tonixpharma.com, and mailing the proxy card as instructed in the Proxy Statement, or (iv) by attending the annual meeting in person. To be valid, your vote by Internet, telephone or mail must be received by 11:59 p.m., Eastern Daylight Time, on June 7, 2018. Detailed information regarding voting procedures can be found in the Proxy Statement.